UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 2, 2010
DATE OF EARLIEST EVENT REPORTED: October 26, 2010

000-53725
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On or about October 26, 2010, Blast Energy Services, Inc. (“Blast”) entered into a letter of intent with Solimar Energy LLC (“Solimar”), which provides Blast the rights to participate in a field extension drilling project to exploit an undeveloped acreage position in the Guijarral Hills Field located in the San Joaquin basin of central California. Solimar is a wholly-owned subsidiary of Solimar Energy Limited, a publicly-traded company on the Australia Stock Exchange based in Melbourne, Australia.  Blast’s right to participate in the project pursuant to the letter of intent is subject to the negotiation and execution of definitive agreements and Blast raising additional funding necessary to pay for its percentage of the required drilling costs, as described in greater detail below.

The Potential
Located in the oil rich northwestern San Joaquin basin, the Guijarral Hills Field was originally discovered in 1948 and has produced over 50 million barrels of light oil with some natural gas over its lifetime. While the original field is largely abandoned today, Solimar has acquired an interest over three sections covering 2,543 acres.  One of the sections is located between two previously producing fields and is within 2,000 feet of the Guijarral Hills Field. As the initial drilling location is considered “in-field” they have already been permitted and are ready to drill.  The balance of the acreage is primarily to the west and south of the existing field in areas that Solimar believes have been under developed.

The field has produced from at least four sandstone oil reservoirs at depths between 7,500 feet and 11,000 feet and production wells historically have achieved initial production rates of over 500 barrels of oil per day (bopd). However, production rates as high as the early wells in the field when the reservoir and pressure conditions were pristine are not expected. This project is targeting 400 bopd initial flow rates from the wells planned, of which there can be no assurance.

Initial technical work conducted by Solimar has focused on identifying those parts of the field extension likely to have been less efficiently exploited by the original drilling program where it is hoped that commercial flow rates and good recovery of the remaining in place oil can be re-established. Solimar has completed further geological and reservoir engineering studies on the project and the results have been very positive for the potential recovery of light oil.

The Terms
Under the terms of the letter of intent with Solimar, Blast has an option to participate in the Guijarral Hills project on a promoted basis of 66-2/3 percent (%) of the costs to drill and complete the initial planned well. After the drilling of the initial well, Blast will earn a 50% working interest, with net revenue interest of 38% in the entire project’s acreage position and will be required to contribute on an equal heads up basis (i.e., 50% of all costs) on any additional wells that may be drilled in the project.

Pursuant to the letter of intent, Blast agreed to pay Solimar a non-refundable fee of $100,000 in return for the excusive right for a period of 90 days to execute a definitive agreement. Should the 90 day period expire without an executed definitive agreement, Blast’s exclusivity fee will be applied toward a small interest in the field under the same terms of the letter of intent. Otherwise, this fee will be applied toward 50% of Solimar’s sunk costs in the project, or approximately $200,000, net to Blast.

 The Costs
The estimated gross cost to drill the initial planned well to its approximate total depth of 10,500 feet is approximately $2.3 million. Under the terms of the letter of intent, Blast would pay approximately $1.54 million of this cost. If the well is successful, Blast would then expect to pay its 66-2/3% promoted share toward the additional costs needed to complete the well and bring it onto production.  After the initial planned well is drilled, whether successful or not, Blast will participate in future drilling activities within the project at a 50% working interest, subject to Blast’s requirement to pay 50% of the costs associated with the project.

Blast does not currently have sufficient available cash to pay the costs associated with the drilling of the initial well and will have to raise additional funding which may not be available on favorable terms, if at all. Participation in the initial well is required for Blast to earn a 50% working interest in the project.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1*	Letter of Intent with Solimar Energy LLC

99.1*	Release describing Blast’s entry into the Letter of Intent with Solimar Energy LLC.

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

By:	/s/ Michael Peterson,
Michael Peterson
Interim President and CEO

Date: November 2, 2010